Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated December 19, 1997 (To Prospectus Supplement, dated August 27, 1997, to Prospectus, dated August 27, 1997).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         6.600% Subordinated Notes Due December 15, 2009
                        (the "Notes").

Aggregate
Principal Amount:       $5,000,000.00.

Price to Public:        100.00%.

Issue Date:             December 24, 1997.

Stated Maturity Date:   December 15, 2009.

Interest Rate:          6.600%.

Interest Payment Dates: Monthly, on the 15th day of each month, commencing in
                        January 1998, and at Stated Maturity.

Regular Record Dates:   The first day of the month in which the related Interest
                        Payment Date occurs.

Sinking Fund:           None.

Redemption:             The Notes are subject to redemption, in whole but not in
                        part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date on or after December 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Purchaser:              J.W. Korth & Co.

Discount:               2.00%.

Minimum Denomination:   $1,000.

CUSIP Number:           17303 MHN 2.